Exhibit 99.1

NEWS RELEASE for September 20, 2004
Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962

   INTEGRATED BIOPHARMA AND UNITED STATES NAVY TO DEVELOP ORAL ANTHRAX VACCINE

HILLSIDE, NJ (September 20, 2004) - Integrated BioPharma Inc (AMEX:INB), announced today that NuCycle Therapy Inc, a wholly owned biotech subsidiary of INB, has entered into a research and development agreement with the United States Navy to carry out a phase I human clinical trial to test a plant-derived oral anthrax vaccine designed to boost immune responses in vaccinated or primed individuals. The work will be a team effort between Naval Medical Research Center (NMRC), Fraunhofer USA, Inc and NuCycle Therapy Inc.

     Integrated BioPharma Chairman and CEO E. Gerald Kay noted that the goal of this project is to create a potent vaccine to protect civilian and military personnel from anthrax, which is often linked to global terrorist activities, as well as to improve procedures for vaccinating large populations. A plant-based oral vaccine could minimize the need for mass injectible immunizations and the risks inherent in that exercise.

     Kay said, "This vaccine offers the potential to not only help eliminate the often deadly effects of anthrax, but radically change the way the military and the civilian world vaccinate large groups of people. An oral vaccine can be administered much more quickly and effectively than the traditional methods. We look forward to working very closely with the Navy on this important project."

     Dr. William Hartman, Vice President of Fraunhofer USA said, "We are proud to participate on the team that is developing this exciting new vaccination system, and we are very pleased to be part of moving plant-based therapeutic technology toward serving unmet medical needs."

     NuCycle will be filing an Investigational New Drug (IND) application with the FDA in preparation for the clinical trial. NuCycle and Fraunhofer will manufacture and formulate the oral vaccine product. The NMRC will furnish the Investigational Research Board Protocol (IRB), recruit volunteers and conduct the study.

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About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology.

INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.